                               AGREEMENT AND PLAN
                          OF MERGER AND REORGANIZATION

                                  by and among

                                PREDICT IT, INC.,

                             PII ACQUISITION CORP.,

                          VIRTUAL STOCK EXCHANGE, INC.,

                                   GARY CHENG,

                                   HOWARD YEN,

                                       and

                                  SCOTT APPLEBY

                                   dated as of

                                  June 30, 1999

                                TABLE OF CONTENTS
[S]
I.     THE MERGER...........................................................-3-
       Section 1.1   Terms of the Merger....................................-3-
       Section 1.2   Closing................................................-3-
       Section 1.3   Effective Time.........................................-4-
       Section 1.4   Certificate of Incorporation and By-Laws of
                     the Surviving Corporation..............................-4-
       Section 1.5   Directors of the Surviving Corporation.................-4-
       Section 1.6   Reorganization.........................................-5-

II.    STATUS AND CONVERSION OF OUTSTANDING SECURITIES......................-5-
       Section 2.1   Conversion of Outstanding Securities; Closing
                     of Transfer Books......................................-5-
       Section 2.2   Merger Consideration...................................-6-
       Section 2.3   Non-Registered Shares..................................-9-

III.   REPRESENTATIONS AND WARRANTIES OF VSE AND THE SHAREHOLDERS...........-9-
       Section 3.1   Organization and Qualification........................-10-
       Section 3.2   Capitalization........................................-10-
       Section 3.3   Financial Condition...................................-11-
       Section 3.4   Tax and Other Liabilities.............................-12-
       Section 3.5   Litigation and Claims.................................-14-
       Section 3.6   Compliance with Laws, Licenses and Permits............-14-
       Section 3.7   Properties of VSE.....................................-15-
       Section 3.8   Contracts and Other Instruments.......................-16-
       Section 3.9   Employees.............................................-17-
       Section 3.10  Intangibles...........................................-17-
       Section 3.11  Insurance.............................................-17-
       Section 3.12  Authority to Sell.....................................-18-
       Section 3.13  Year 2000.............................................-19-
       Section 3.14  Brokers and Finders...................................-20-
       Section 3.15  Written Technology Documentation......................-20-

IV.    REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER-SUB.............-23-
       Section 4.1   Organization..........................................-23-
       Section 4.2   Authority to Buy......................................-24-
       Section 4.3   Financial Condition...................................-25-
       Section 4.4   Nondistributive Intent................................-25-
       Section 4.5   Tax and Other Liabilities.............................-26-
       Section 4.6   Compliance with Laws, Licenses and Permits............-28-
       Section 4.7   Intangibles...........................................-28-
       Section 4.8   Litigation and Claims.................................-28-
       Section 4.9   Shares of Capital Stock...............................-29-
       Section 4.10  Certificate of Incorporation and Bylaws...............-29-

       Section 4.11  Year 2000.............................................-29-
       Section 4.12  Most Favored Nation Status............................-29-
       Section 4.13  Required Consents.....................................-30-
       Section 4.14  Certain Statutes......................................-30-
       Section 4.15  Bulletin Board........................................-30-
       Section 4.16  Brokers and Finders...................................-31-

V.     INTENTIONALLY OMITTED...............................................-31-

VI.    CONDITIONS TO OBLIGATIONS OF PARENT AND MERGER-SUB..................-31-
       Section 6.1  Accuracy of Representations and Compliance
                    with Conditions........................................-31-
       Section 6.2  Satisfactory Employment Agreements with certain of the Shareholders....................................-31-
       Section 6.3  Opinion of Counsel.....................................-32-
       Section 6.4  Other Closing Documents................................-32-
       Section 6.5  Legal Action...........................................-32-
       Section 6.6  No Governmental Action.................................-32-
       Section 6.7  Contractual Consents Needed............................-33-
       Section 6.8  Escrow Release.........................................-33-

VII.   CONDITIONS TO OBLIGATIONS OF THE SHAREHOLDERS AND VSE...............-33-
       Section 7.1  Accuracy of Representations and Compliance
                    With Conditions........................................-34-
       Section 7.2  Employment Agreements..................................-34-
       Section 7.3  Contractual Consents ..................................-34-
       Section 7.4  Other Closing Documents................................-34-
       Section 7.5  Legal Action...........................................-35-
       Section 7.6  No Governmental Action.................................-35-
       Section 7.7  Opinion of Counsel.....................................-36-

VIII.  POST-CLOSING COVENANTS..............................................-36-
       Section 8.1  Income and Franchise Taxes.............................-36-

IX.    FEES AND EXPENSES...................................................-37-
       Section 9.1   Expenses..............................................-38-

X.     INDEMNIFICATION; SURVIVAL; LIMITATIONS ON LIABILITY.................-38-
       Section 10.1  Indemnification.......................................-38-
       Section 10.2  Survival; Limitations on Liability....................-39-

XI.    MISCELLANEOUS.......................................................-41-
       Section 11.1  Further Actions.......................................-41-
       Section 11.2  Submission to Jurisdiction............................-41-
       Section 11.3  Merger; Modification..................................-41-
       Section 11.4  Notices...............................................-42-
       Section 11.5  Waiver................................................-42-
       Section 11.6  Assignment............................................-43-

       Section 11.7  No Third-Party Beneficiaries..........................-43-
       Section 11.8  Separability..........................................-43-
       Section 11.9  Headings..............................................-43-
       Section 11.10  Counterparts; Governing Law..........................-44-

      Exhibits

         Exhibit A. - Employment Agreement for Gary Cheng

         Exhibit B. - Employment Agreement for Howard Yen

         Exhibit C. - Escrow Agreement

         Exhibit D. - Form of VSE Site Storyboard

         Exhibit E. - Form of VSE Site Codemap

                               AGREEMENT AND PLAN

                          OF MERGER AND REORGANIZATION

                  THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this "Agreement") is being made as of this 30th day of June, 1999, by and among PREDICT IT, INC., a Delaware corporation, with offices at 41 East 11th Street, 11th Floor, New York, New York 10003 (the "Parent"); PII ACQUISITION CORP., a Delaware corporation and wholly-owned subsidiary of Parent, with offices at 41 East 11th Street, 11th Floor, New York, New York 10003 ("Merger-Sub"); VIRTUAL STOCK EXCHANGE, INC., a Delaware corporation, with offices at 11 Broadway, New York, New York 10004 ("VSE"); MR. GARY CHENG, an individual residing at 347 West 57th Street, Apt. 41A, New York, New York 10019 ("Cheng"); MR. HOWARD YEN, an individual residing at 182 East 95th Street, Apt. 18C, New York, New York 10128 ("Yen") and MR. SCOTT APPLEBY, an individual residing at 24 Noroton Avenue, Darien, Connecticut 06820 ("Appleby," together with Cheng and Yen, the "Shareholders" and each a "Shareholder").

                              W I T N E S S E T H :

                  WHEREAS, the respective Boards of Directors of Parent, Merger-Sub and VSE deem it advisable and in the best interests of their respective companies that Merger-Sub merge with and into VSE solely in exchange for shares of common stock, par value $.01 per share of Parent (the "Common Stock"), and, accordingly, have each approved this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth herein;

                  WHEREAS, contemporaneously with the execution of this Agreement, the holders of all of the issued outstanding stock of VSE are executing a unanimous written consent of the shareholders pursuant to Section 228 of the Delaware General Corporation Law (the "DGCL") approving and adopting this Agreement, and all of the transactions contemplated herein, in accordance with Section 251 and 252 of the DGCL;

                  WHEREAS, contemporaneously with the execution of this Agreement, the holder of all of the issued and outstanding stock of Merger-Sub is executing a written consent pursuant to Section 228 of the DGCL approving and adopting this Agreement, and all of the transactions contemplated herein, in accordance with Section 251 and 252 of the DGCL;

                  WHEREAS, contemporaneously with the closing of the transactions contemplated by this Agreement, each of Cheng and Yen is executing an employment agreement (respectively, the "Cheng Employment Agreement" and the "Yen Employment Agreement," and collectively, the "Employment Agreements" and each an "Employment Agreement"), substantially in the form of Exhibits A and B, respectively, attached hereto;

                  WHEREAS, it is the express intention of Parent, Merger-Sub, VSE and the Shareholders that the merger contemplated by this Agreement qualify for federal income tax purposes as a "reorganization" within the meaning of
Section 368(a) of the Internal Revenue Code of 1986, as amended from time to time, and any successor statute thereto (the "Code") and the receipt by the Shareholders of the Merger Consideration (as defined in Section 2.2 hereof) shall not be subject to income tax under the Code;

         NOW, THEREFORE, in consideration of the mutual premises, representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

I.       THE MERGER.

         Section 1.1     Terms of the Merger.

         At the Effective Time (as defined in Section 1.3 hereof), upon the terms and subject to the conditions of this Agreement, Merger-Sub shall be merged with and into VSE and the separate existence of Merger-Sub shall thereupon cease in accordance with the DGCL. VSE shall be the surviving corporation in the Merger and shall continue to be governed by the laws of the State of Delaware, and the separate corporate existence of VSE, and all of its rights, privileges, immunities and franchises, public or private, and all its duties and liabilities as a corporation organized under the DGCL, will continue unaffected by the Merger. VSE, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the "Surviving Corporation".

         Section 1.2     Closing.

         The closing of the Merger (the "Closing") will take place at the offices of Camhy Karlinsky & Stein LLP, 1740 Broadway, 16th Floor, New York, New York 10019-4315, on or about June 30, 1999, or at such other time or place as the parties hereto mutually agree (the "Closing Date"). The Closing Date shall occur simultaneously with the Effective Time.

         Section 1.3     Effective Time.

         As of the Closing, a certificate of merger meeting the requirements of Sections 251 and 252 of the DGCL (the "Certificate of Merger") shall be duly prepared and executed by Surviving Corporation and thereafter delivered to the Secretary of State of the State of Delaware (the "Secretary") for filing. The Merger shall become effective at the time of the filing of the Certificate of Merger with the Secretary (the date and time of such filing being referred to herein as the "Effective Time") and thereafter the Surviving Corporation shall file a certified copy of the Certificate of Merger with the Secretary of State of the State of Delaware. At the Effective Time, all the property, rights, privileges, powers and franchises of VSE and Merger-Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of VSE and Merger-Sub shall become the debts, liabilities and duties of the Surviving Corporation.

         Section 1.4 Certificate of Incorporation and By-Laws of the Surviving Corporation.

         At the Effective Time and without any further action on the part of VSE, Merger-Sub or their respective stockholders or shareholders, the Certificate of Incorporation and By-Laws of Merger-Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation and By-Laws of the Surviving Corporation until duly amended in accordance with applicable law.

         Section 1.5     Directors of the Surviving Corporation.

         From and after the Effective Time, the Board of Directors of VSE shall be the Board of Directors of the Meger-Sub and shall serve until their successors have been duly elected or appointed and qualified. The Shareholders shall have the right to designate one person to be included in management's slate of candidates for election as members of the Board of Directors of the Parent, until the later of (i) three

(3) years from the Closing or (ii) such time as the Shareholders no longer hold, in the aggregate, at least 20% of the total outstanding equity of Parent.

         Section 1.6     Reorganization.

         The parties intend that the transactions contemplated by this Agreement constitute a reorganization within the meaning of Sections 368(a)(1)(A) and
(a)(2)(E) of the Code. Each party shall treat the transaction as such a reorganization, including, without limitation, the reporting and record keeping requirements of Treasury Regulation Section 1.368-3. Except as required by law, no party shall take or fail to take (or permit any affiliate to take or fail to take) any action that would adversely effect such characterization. Except as required by law, no party shall take or fail to take (or permit any affiliate to take or fail to take) any action that would adversely effect such characterization. Further, Parent and Merger-Sub represent and warrant to the Shareholders, on one hand, and the Shareholders represent and warrant to Parent and Merger-Sub, on the other, that, to their respective actual knowledge, there is no set of facts, circumstances or other events or requirements, legal or otherwise, and nothing is contemplated that would require any of the respective parties to this Agreement to take or fail to take (or permit any affiliate to take or fail to take) any action that would adversely effect such characterization, including the execution of this Agreement and the consummation of the transactions contemplated hereby.

II.      STATUS AND CONVERSION OF OUTSTANDING SECURITIES.

         Section 2.1 Conversion of Outstanding Securities; Closing of Transfer Books.

         At the Effective Time, by virtue of the Merger and without any action on the part of any party:

                         (a) Each share of common stock, par value $10.00 per
share, of VSE (the "VSE Common Stock") outstanding immediately prior to the Effective Time shall remain outstanding and shall represent one share of common stock, par value $.01 per share, of the Surviving Corporation, so that after the Effective Time, Parent shall be the holder of all of the issued and outstanding shares of the Surviving Corporation's common stock.

                         (b) Each share of VSE Common Stock outstanding
immediately prior to the Closing (the "Outstanding Securities") shall be converted into the Merger Consideration (as defined in Section 2.2(a)) in proportion to the total number of VSE Common Stock outstanding, without interest, and, at the Closing, (i) the Outstanding Securities shall otherwise cease to be outstanding, shall be canceled and retired and shall cease to exist, and (ii) all of the outstanding shares of Merger-Sub shall be canceled and retired and shall cease to exist. At the Closing, the Shareholders shall deliver to Parent certificates representing all of the Outstanding Securities in exchange for the Merger Consideration.

                         (c) The stock transfer books of Merger-Sub shall be
delivered to VSE and at the Closing the stock transfer books of Merger-Sub shall be closed and no transfer of Common Stock of Merger-Sub shall thereafter be made.

         Section 2.2     Merger Consideration.

                         (a) The aggregate consideration to be paid in the
Merger for the Outstanding Securities (the "Merger Consideration") shall be (i) Two Million Two Hundred Thousand (2,200,000) shares of Parent Common Stock and
(ii) an additional Five Hundred Thousand (500,000) shares of

Parent Common Stock which shall be held in escrow, subject to the achievement of certain performance goals, in accordance with the provisions of Section 2.2(c) hereof.

                         (b) At the Closing, the following Merger Consideration
shall be delivered to the Shareholders as set forth below:

                             (i) One Million Twenty-eight Thousand Thirty-eight
(1,028,038) shares of Parent Common Stock to Cheng;

                             (ii) One Million Twenty-eight Thousand Thirty-
eight  (1,028,038) shares of Parent Common Stock to Yen;

                             (iii) One Hundred Forty-three Thousand Nine
Hundred  Twenty-four (143,924) shares of Parent Common Stock to Appleby; and

                             (iv)  Two Hundred Thirty-three Thousand Six
Hundred Forty-five (233,645) shares of Parent Common Stock issued and registered in the name of Cheng, Two Hundred Thirty- three Thousand Six Hundred Forty-five (233,645) shares of Parent Common Stock issued and registered in the name of Yen, and Thirty-two Thousand Seven Hundred Ten (32,710) shares of Parent Common Stock registered in the name of Appleby, it being agreed that such shares (the "Escrowed Shares") shall be held in escrow by Parker, Chapin, Flattau, & Klimpl, LLP as Escrow Agent ("Escrow Agent") pursuant to the terms of an Escrow Agreement between Parent, Cheng, Yen, Appleby, and Escrow Agent (the "Escrow Agreement"), dated as of the Closing Date, substantially in the form of Exhibit C attached hereto, to be distributed in accordance with Section 2.2(c).

                         (c) Cheng, Yen, and Appleby shall be entitled to have
released and delivered to them an aggregate amount of up to Five Hundred Thousand (500,000) of the Escrowed Shares as follows:

                             (i) on January 31, 2000, One Hundred Sixteen
         Thousand Eight Hundred Twenty-five and one-half (116,822.5) of the Escrowed Shares shall be released from escrow and delivered to Cheng, One Hundred Sixteen Thousand Eight Hundred Twenty-five and one-half (116,822.5) of the Escrowed Shares shall be released from escrow and delivered to Yen, and Sixteen Thousand Three Hundred Fifty-five (16,355) of the Escrowed Shares shall be released from escrow and delivered to Appleby (for an aggregate of 250,000 of the Escrowed Shares), if the number of registered users of Parent exceeds 250,000 by December 31, 1999 and the page views of Parent for December 1999 exceeds 17.5 million; and

                             (ii) on January 31, 2001, One Hundred Sixteen Thousand Eight Hundred Twenty-five and one-half (116,822.5) of the Escrowed Shares shall be released from escrow and delivered to Cheng, One Hundred Sixteen Thousand Eight Hundred Twenty-five and one-half (116,822.5) of the Escrowed Shares shall be released from escrow and delivered to Yen, and Sixteen Thousand Three Hundred Fifty-five (16,355) of the Escrowed Shares shall be released from escrow and delivered to Appleby (for an aggregate of 250,000 of the Escrowed Shares), if the number of registered users of Parent exceeds 750,000 by December 31, 2000 and the page views of Parent for December 2000 exceeds 60 million; and

                             (iii) In the event that the performance based goals specified in Section 2.2(c)(i) above are not met, then if, by December 31, 2000, the number of registered users of Parent exceeds 900,000 and the page views of Parent for December 2000 exceed 72 million, then all of the Escrowed Shares shall be released from escrow and, in the amounts set forth in Section 2.2(c) (i) and (ii) above, delivered to Cheng, Yen, and Appleby on January 31, 2001.

As of December 31, 2000, to the extent any Escrowed Shares have not been released in accordance with Sections 2.2(c)(i), (ii) or (iii) above, such Escrowed Shares shall be returned by the Escrow Agent to the Company for cancellation.

         Section 2.3     Non-Registered Shares

         The Merger Consideration delivered pursuant to Section 2.2 shall not be registered under the Securities Act of 1933, as amended (the "Securities Act"). The Shareholders acknowledge that they may not sell or otherwise dispose of such shares in the absence of either a registration statement under the Securities Act or an exemption from the registration provisions of the Securities Act. The certificates representing such shares will contain a legend substantially to the effect that such shares have not been registered under the Securities Act, and may not be sold or transferred without an effective registration statement under the Securities Act or an exemption from the registration provisions under the Securities Act.

III.     REPRESENTATIONS AND WARRANTIES OF VSE AND THE SHAREHOLDERS.

         Each of VSE and the Shareholders, jointly and severally, represents and warrants to Parent and Merger-Sub as follows:

         Section 3.1     Organization and Qualification.

         VSE is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation and has full corporate power and authority to conduct its business as and to the extent now conducted and to own, use, and lease its assets and properties. VSE is duly qualified, licensed, or admitted to do business and is in good standing in each jurisdiction in which the ownership, use, or leasing of its assets and properties, or the conduct or nature of its businesses, makes such qualification, licensing, or admission necessary, except for the failure to qualify in New York and for such failures to be so qualified, licensed, or admitted and in good standing which, individually or in the aggregate, are not having and could not reasonably be expected to have a Material Adverse Effect. As used in this Agreement, a "Material Adverse Effect" shall mean a material adverse effect on the businesses, properties, assets, liabilities, condition (financial or otherwise), or results of operations of VSE. Notwithstanding the foregoing, a Material Adverse Effect shall not include any change in political, economic or stock market conditions or in the Internet and computer software industry. VSE does not have any subsidiaries and, except as disclosed in
Schedule 3.1 hereto, VSE does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

         Section 3.2     Capitalization.

         The authorized capital stock of VSE consists solely of 1,500 shares of VSE Common Stock, 107 of which are issued and outstanding and owned of record and beneficially by the Shareholders. All of the issued and outstanding shares of VSE Common Stock are duly authorized, validly issued, fully paid, and nonassessable. Except pursuant to this Agreement, there are no outstanding subscriptions, options, warrants, rights (including "phantom" stock rights), preemptive rights or other contracts, commitments, understandings or arrangements, including any right of conversion or exchange under any outstanding security, instrument or agreement (collectively, "Options"), obligating VSE to issue or sell any shares of capital stock of VSE or to grant, extend, or enter into any Option with respect thereto.

         Section 3.3     Financial Condition.

         The Shareholders have delivered to Parent true and correct copies of the following, which are incorporated by reference herein: the unaudited consolidated balance sheet of VSE as of March 31, 1999 and December 31, 1998 and the unaudited consolidated statements of income, statements of retained earnings, and statements of cash flows of VSE for the three month period ended March 31, 1999 and the year ended December 31, 1998. Each such balance sheet presents fairly the financial conditions, assets, liabilities, and stockholders' equity of VSE as of its date; each such statement of income and statement of retained earnings presents fairly the results of operations of VSE for the period indicated and their retained earnings as of the date indicated; and each such statement of cash flows presents fairly the information purported to be shown therein. The financial statements referred to in this Section 3.3 (i) are in accordance with the books and records of the Company in all material respects and (ii) are prepared on a substantially consistent basis (although not in accordance with GAAP). Since March 31, 1999:

                         (a) There has at no time been a material adverse change
in the financial condition, results of operations, business, properties, assets, liabilities of VSE; and

                         (b) VSE has not suffered an extraordinary loss
(whether  or not covered by insurance) or waived any right of substantial value.

         Section 3.4     Tax and Other Liabilities.


                         (a) VSE has no liability of any nature, accrued or
contingent, including without limitation liabilities for Taxes (as defined in Section 3.4(d)) and liabilities to customers or suppliers, other than the following:

                             (i)  Liabilities for which full provision has been
made on the balance sheet (the "Last Balance Sheet") as of March 31, 1999 (the "Last Balance Sheet Date"); and

                             (ii) Any and all other liabilities arising since
the Last Balance Sheet Date and prior to the Closing in the ordinary course of business which are not inconsistent with the representations and warranties of the Shareholders or any other provision of this Agreement or which would not have a Material Adverse Effect on VSE.

                         (b) Without limiting the generality of Section 3.4(a):
                             (i)  Except as set forth on Schedule 3.4(b), VSE
(A) has paid all Taxes required to be paid on or prior to the date hereof (including, without limitation, payments of estimated Taxes) for which VSE is liable, except for Taxes which are being contested in good faith and by appropriate proceedings or where failure to pay would not have a Material Adverse Effect on VSE, and (B) has timely filed (or timely filed an extension for), all material federal, state, local, and foreign tax returns, reports, and forms with respect to such taxes required to be filed by VSE on or before the date hereof, which returns are true, correct, and complete in all material respects.

                             (ii)  The amount set up as provisions for Taxes on
the Last Balance Sheet are sufficient for all material accrued and unpaid Taxes of VSE, whether or not due and payable and whether or not in dispute, under tax laws as in effect on the Last Balance Sheet Date, for the period ended on such date and for all periods prior thereto.

                         (c) Except as set forth on Schedule 3.4(c), there is no
material dispute or claim concerning any material liability for Taxes of VSE (i) asserted by any taxing authority in writing and received by VSE, or (ii) as to which the Shareholders have actual knowledge based upon personal contact with any agent of such authority.

                         (d) For purposes of this Agreement, "Taxes" of a person
shall mean all federal, state, local or foreign taxes, assessments, duties which are payable or remittable by such person or levied upon such person or any property of such person, or levied with respect to any of its assets, franchises, income, receipts, including, without limitation, import duties, excise, franchise, gross receipts, utility, real property, capital, personal property, withholding, FICA, unemployment compensation, sales or use, withholding, governmental charges (whether or not requiring the filing of a return), and all additions to tax, penalties and interest relating thereto.

                         (e) Schedule 3.4(e) lists all income tax returns filed
with respect to VSE for all taxable periods ended on or after December 31, 1997, including those Tax returns that have been audited, and indicates those income tax returns for which VSE has received written notification that such returns are currently the subject of audit. VSE shall have delivered to Parent correct and complete copies of all federal income tax returns of VSE for taxable periods ended on or after December 31, 1997. Except as set forth on Schedule 3.4(e), VSE has not waived any statute of limitations with respect to income tax or agreed to any extension of time with respect to an income tax assessment or deficiency.

                         (f) VSE is currently an S corporation within the
meaning of Section 1361(a) of the Code and has been an S corporation since its inception.

         Section 3.5     Litigation and Claims.

         Except as set forth on Schedule 3.5, there are no claims suits, actions or proceedings pending before any Governmental Entity (as defined in Section 3.6) or arbitration panel or, to the knowledge of VSE or the Shareholders, threatened against, relating to or affecting VSE; nor is VSE subject to any judgement, decree, order, injunction, writ or rule of any Governmental Entity or arbitration panel which could have a Material Adverse Effect.

         Section 3.6     Compliance with Laws, Licenses and Permits.

         VSE has complied in all material respects with all laws, rules, regulations, ordinances, codes, statutes, judgments, injunctions, orders, decrees, permits, policies and other requirements (collectively "Laws") of all federal, state or local court, administrative agency or commission or other governmental authority or instrumentality (collectively "Governmental Entities") and possesses all authorizations, licenses and permits necessary for the conduct of its businesses, and is not in default with respect to any order, writ, judgment, award, injunction or decree of any Governmental Entity or arbitration panel, applicable to its businesses or any of its assets, properties or operations except where such noncompliance or default would not have a Material Adverse Effect.

         Section 3.7     Properties of VSE.

                         (a) Set forth on Schedule 3.7(a) is a list of all real
property leased by VSE. VSE does not own any real property.

                         (b) Set forth in Schedule 3.7(b) is a true and complete
list of all personal properties and assets (other than real property) owned by VSE, or leased or licensed by VSE from or to a third party. All such properties and assets owned by VSE are reflected on the Last Balance Sheet (except for acquisitions subsequent to the Last Balance Sheet Date which are noted on
Schedule 3.7(b)). All such properties and assets owned, leased, or licensed by VSE are in good and usable condition (reasonable wear and tear which is not such as to affect adversely the operation of the business of VSE excepted).

                         (c) No real property leased, or licensed by VSE lies in
an area which, to the knowledge of the Shareholders, is or will be, subject to zoning, use, or building code restrictions that would prohibit the continued effective ownership, leasing, licensing, or use of such real property in the business which VSE is now engaged.

                         (d) VSE has not caused or permitted its respective
businesses, properties, or assets to be used to generate, manufacture, refine, transport, treat, store, handle, dispose of, transfer, produce, or process any Hazardous Substance (as such term is defined in this Section 3.7(d)) except in compliance with all applicable laws, rules, regulations, orders, judgments, and decrees, and has not caused or permitted the Release (as such term is defined in this Section 3.7(d)) of any Hazardous Substance on or off the site of any property of VSE. The term "Hazardous Substance" shall mean any hazardous waste, as defined by 42 U.S.C. Section 6903(5), any hazardous substance, as defined by 42 U.S.C. Section 9601(14), any pollutant or contaminant, as defined by 42 U.S.C. Section 9601(33), and all toxic substances, hazardous materials, or other chemical substances regulated by any other law, rule, or regulation. The term "Release" shall have the meaning set forth in 42 U.S.C. Section 9601(22).

         Section 3.8     Contracts and Other Instruments.

         Schedule 3.8 accurately and completely sets forth a list of all material contracts, agreements, loan agreements, instruments, leases, licenses, arrangements, or understandings with respect to VSE. Each such contract, agreement, loan agreement, instrument, lease, or license is in full force and is the legal, valid, and binding obligation of VSE and (subject to applicable bankruptcy, insolvency, and other laws affecting the enforceability of creditors' rights generally) is enforceable as to it in accordance with its terms. VSE is not in material violation, in breach of, or in default with respect to any material terms of any such contract, agreement, loan agreement, instrument, lease, or license. Except for employment agreements and as disclosed in Schedule 3.8, VSE is not a party to any contract, agreement, loan agreement, instrument, lease, license, arrangement, or understanding with, any director, officer, or employee of VSE, or any relative or affiliate of the Shareholders or of any such director, officer, or employee. The stock ledgers and stock transfer books of VSE relating to all issuances and transfers of any capital stock of VSE and the minute book records of the Board of Directors and committees thereof of VSE since their incorporation made available to Parent are the original stock ledgers and stock transfer books and minute book records of VSE or exact copies thereof.

         Section 3.9     Employees.

         The Company does not have and it does not contribute to, any pension, profitsharing, option, other incentive plan, or any other type of Employee Benefit Plan (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), and does not have any obligation to or customary arrangement with employees for bonuses, incentive compensation, vacations, severance pay, insurance, or other benefits, except as set forth in
Schedule 3.9.

         Section 3.10    Intangibles.

         VSE has all right, title and interest in, or a valid and binding license to use all patents, patent applications, trademarks, trademark applications, trade names, service marks, copyrights, copyright applications, franchises, trade secrets, computer programs (in object or source code form), or other intangible property or assets (collectively, "Intangibles") which are individually or in the aggregate material to the conduct of the business of VSE. VSE is not in default (or with the giving of notice or lapse of time or both, would be in default) in any respect under any license to use such Intangibles, such Intangibles are not , to the knowledge of VSE and the Shareholders, being infringed by any third party, and VSE, to the knowledge of VSE and the Shareholders, is not infringing any Intangible of any third party.

         Section 3.11    Insurance.

         The Shareholders have delivered to Parent prior to the execution of this Agreement a true and complete list of all liability, property, workers' compensation, directors' and officers' liability and other insurance policies currently in effect that insure the business, operations, properties, assets, or employees of VSE. Such insurance policies are placed with, to the knowledge of VSE and the Shareholders, financially sound and reputable insurers and, in light of the respective business, operations, assets, and properties of VSE, are in amounts and have coverages that are, to the knowledge of VSE and the Shareholders, reasonable and customary for persons engaged in such businesses and operations and having such assets and properties.

         Section 3.12    Authority to Sell.

                         (a) The Shareholders have the capacity to execute,
deliver, and perform this Agreement. This Agreement has been duly executed and delivered by the Shareholders, is the legal, valid, and binding obligation of the Shareholders, and subject to applicable bankruptcy, insolvency, and other laws affecting the enforceability of creditors rights generally, is enforceable as to them in accordance with its terms, except as set forth in Schedule 3.12. The Shareholders are not under any contractual restriction of obligation which is inconsistent with the execution and performance of this Agreement. The Shareholders have no knowledge of any consent, authorization, approval, order, license, certificate, or permit of or from, or declaration or filing with, any Governmental Entity or any court or other tribunal that is required by VSE, or the Shareholders, for the execution, delivery, or performance of this Agreement by the Shareholders.

                         (b) No consent of any party to any material lease,
license, distribution, agency, consulting, employment, financing, lending, installment sale or conditional sale, security, pledge, guarantee, or other agreement, arrangement, or understanding to which VSE is, or the Shareholders are, a party, or to which any of its or their properties or assets are subject, is required for the execution, delivery, or performance of this Agreement, except as disclosed in Schedule 3.12. Neither VSE nor the Shareholders have made any agreement or understanding not approved in writing by Parent as a condition for obtaining any consent, authorization, approval, order, license, certificate, or permit required for the consummation of the transactions contemplated by this Agreement. The execution, delivery, and performance of this Agreement by the Shareholders will not violate, result in a breach of, conflict with, or (with or without the giving of notice or the passage of time or both) entitle any party to terminate or call a default under such lease, license, distribution, agency, consulting, employment, financing, lending, installment sale or conditional sale, security, pledge, guarantee, or other agreement, or understanding, or violate or result in a breach of any term of the certificate of incorporation (or other charter document) or by-laws of VSE or, to the Shareholders' knowledge, violate, result in a material breach of, or conflict with any Law binding on VSE, or to which any of its operations, business, properties, or assets are subject, and which would have a Material Adverse Effect on VSE.

                         (c) Upon the Closing, the Shareholders will convey to
Parent, good title to all the Acquired Securities, free and clear of all liens, security interests, pledges, charges, encumbrances, stockholders' agreements, voting trusts, and adverse claims of any kind or nature whatsoever.

         Section 3.13    Year 2000.

         The Information Technology (as defined below) owned, licensed, utilized and relied upon by VSE is Year 2000 Compliant (as defined below). For purposes hereof, "Year 2000 Compliant" means that, with respect to any Information Technology, including without limitation, any function, process, system or other device or item, regardless of the particular date, year, century or other chronological variable: (a) will accurately process date information (e.g., accept date input, provide date output and perform calculations and comparisons on dates and portions of dates); (b) will function without interruption due to a change in date, ensuring that any results, data or information processed, generated or transmitted in connection therewith, shall be correct, valid and not adversely affected; and, if applicable (c) will include date data century recognition, calculations which accommodate same century and multi-century date values and formulae, as well as date data interfaces (to application and operating system software, as applicable) reflecting the correct date, year and century. For purposes hereof, "Information Technology" means any computer hardware, computer software, computer firmware or databases (whether for a specific or general purpose), and other similar or related items of automated, computerized or software system(s).

         Section 3.14    Brokers and Finders.

         The Shareholders have not employed any broker, financial advisor or finder or incurred any liability for any broker, financial advisory or finders' fees in connection with this Agreement or the transactions contemplated hereby.

         Section 3.15    Written Technology Documentation.

                         (a) VSE and the Shareholders have delivered, or within
sixty (60) days from the Closing will deliver, to Parent and Merger-Sub, in writing, in order for Parent and Merger-Sub to properly integrate and utilize the assets of VSE, to the mutual satisfaction of Parent and the Shareholders, the following:

         (i) a graphic representation of the site directory structure of www.virtualstockexchange.com;

         (ii) a "site storyboard" of the user's page flow as demonstrated in Exhibit D;

         (iii) a codemap for the site, linking page functions with specific script-names and data-sources as demonstrated in Exhibit E;

         (iv) a commenting standard for all code deployed within the site, including, but not limited to, the following:

                (A) Standard information such as author and date of creation;

                (B) Functional standards such as general script-functionality commenting on what this script does and how it does it;

                (C) Subroutine functions such as what these functions do and how they do it;

         (v) an identification, explanation, and profile of the datasources used within the site, including items such as internal information, flat file information (including, but not limited to, information identifying and profiling the flat files used within the site and a list of the field format of the various flat files), external information, and data feed information (including, but not limited to, an overview of how they are used in the site and the identity of the vendor and the technology required to be featured on the site;

         (vi) maintenance schedules which identify normal maintenance procedures and their timing and which identify normal site down times;

         (vii) network architecture, such as machine statistics, software statistics, and usage statistics;

         (viii) known issues of ongoing development, including, but not limited to, the identification and profile of any issues with the current site codebase, the identification and detail of ongoing corrective actions, and the identification and profile any code currently under development; and

         (ix) provide an electronic copy of the code (html, cgi, all associated files including all user records) used within the site itself, provided on either a CD or ZIP.

                (b) Upon delivery by the Shareholders to the Parent of the items specified in subsections (i) through (ix) above (the "Materials"), the Parent shall have five (5) business days during which to review the Materials presented and shall notify the Shareholders by the end of such period if there are any deficiencies, corrections, or alterations to the Materials provided to them. Upon receipt of such notice, the Shareholders shall have ten (10) business days in which to respond to Parent to explain the Material in question or revise such Materials accordingly. In the event the Material provided to Parent by the Shareholders is acceptable to Parent, it shall provide the Shareholders with written confirmation of its acceptance of the Materials. In the event the Parent does not respond within the ten-day period described above, the Materials shall be deemed accepted by the Parent.

                (c) Upon the earlier of final delivery of the materials set forth in Section 3.15(a) or sixty (60) days from the Closing, the Shareholders shall deliver a certificate to Parent certifying and representing that all of the documentation set forth in Section 3.15(a) that had not been delivered as of the Closing Date has been so delivered.

                (d) The representation set forth in this Section 3.15 shall not be subject to the "Basket" set forth in Section 10.2(b)(ii) (as such term is defined therein).

IV.      REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER-SUB.

         Parent and Merger-Sub, jointly and severally, represent and warrant to each Shareholder as follows:

         Section 4.1     Organization.

                         (a) Parent and Merger-Sub are each a corporation duly
organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation, and has full power and authority to conduct its business as and to the extent now conducted and to own, use, and lease its assets and properties. Parent is duly qualified, licensed, or admitted to do business and is in good standing in each jurisdiction in which the ownership, use, or leasing of its assets and properties, or the conduct or nature of its businesses, makes such qualification, licensing or admission necessary, except for such failures to be so qualified, licensed, or admitted and in good standing which, individually or in the aggregate, are not having and could not reasonably be expected to have a Material Adverse Effect.

                         (b) Merger-Sub has not conducted any business
activities prior to the date of this Agreement, other than the negotiation and execution of this Agreement. All outstanding shares of capital stock of Merger-Sub are owned, beneficially and of record, by Parent. Except for this Agreement, there are no agreements, arrangements, warrants, options, puts, calls, rights or other commitments, plans or understandings of any character relating to the issuance, sale, purchase, redemption, conversion, exchange, registration, voting or transfer of any shares of Merger-Sub's Common Stock or any other securities of Merger-Sub.

         Section 4.2     Authority to Buy.

                         (a) Parent and Merger-Sub have all requisite power and
authority to execute, deliver, and perform this Agreement. All necessary corporate proceedings of Parent and Merger-Sub have been duly taken to authorize the execution, delivery, and performance of this Agreement by Parent and Merger-Sub. This Agreement has been duly authorized, executed and delivered by Parent and Merger-Sub, is the legal, valid, and binding obligation of each of Parent and Merger-Sub, and is enforceable as to it in accordance with its terms.

                         (b) No consent of any party to any material lease,
license, distribution, agency, consulting, employment, financing, lending, installment sale or conditional sale, security, pledge, guarantee, or other agreement, arrangement, or understanding to which Parent or Merger-Sub is a party, or to which any of its properties or assets are subject, is required for the execution, delivery, or performance of this Agreement. Neither Parent nor Merger-Sub has made any agreement or understanding not approved in writing by the Shareholders as a condition for obtaining any consent, authorization, approval, order, license, certificate, or permit required for the consummation of the transactions contemplated by this Agreement. The execution, delivery, and performance of this Agreement by Parent and Merger-Sub will not violate, result in a breach of, conflict with, or (with or without the giving of notice or the passage of time or both) entitle any party to terminate or call a default under such lease, license, distribution, agency, consulting, employment, financing, lending, installment sale or conditional sale, security, pledge, guarantee, or other agreement, or understanding, or violate or result in a breach of any term of the certificate of incorporation (or other charter document) or by-laws of either Parent or Merger-Sub or, to Parent's or Merger-Sub's knowledge, violate, result in a breach of, or conflict with any Law binding on Parent or Merger-Sub, or to which any of their operations, business, properties, or assets are subject.

         Section 4.3     Financial Condition.

         Parent has delivered to VSE true and correct copies of the following, which are incorporated by reference herein: the unaudited consolidated balance sheet of Parent as of March 31, 1999 and December 31, 1998 and the unaudited consolidated statements of income, statements of retained earnings, and statements of cash flows of Parent for the three month period ended March 31, 1999 and the year ended December 31, 1998. Each such balance sheet presents fairly the financial conditions, assets, liabilities, and stockholders' equity of Parent as of its date; each such statement of income and statement of retained earnings presents fairly the results of operations of Parent for the period indicated and their retained earnings as of the date indicated; and each such statement of cash flows presents fairly the information purported to be shown therein. The financial statements referred to in this Section 4.3 (i) are in accordance with the books and records of the Company in all material respects and (ii) are prepared in accordance with GAAP. Since March 31, 1999:

                         (a) There has at no time been a material adverse change
in the financial condition, results of operations, business, properties, assets, liabilities of Parent; and

                         (b) Parent has not suffered an extraordinary loss
(whether or not covered by insurance) or waived any right of substantial value.

         Section 4.4     Nondistributive Intent.

         Parent, as contemplated hereunder, is acquiring the Outstanding Securities for its own account (and not for the account of others) for investment and not with a view to the distribution thereof. Parent will not sell or otherwise dispose of such shares without registration under the Securities Act, or an exemption therefrom, and the certificate or certificates representing such shares may contain a legend to the foregoing effect. By virtue of its position, Parent has access to the kind of financial and other information about VSE as would be contained in a registration statement filed under the Securities Act. Parent understands that it may not sell or otherwise dispose of such shares in the absence of either a registration statement under the Securities Act or an exemption from the registration provisions of the Securities Act.

         Section 4.5     Tax and Other Liabilities.

                         (a) Parent has no liability of any nature, accrued or
contingent, including without limitation liabilities for Taxes (as defined in Section 4.5(d)) and liabilities to customers or suppliers, other than the following:

                             (i)  Liabilities for which full provision has been
made on the balance sheet (the "Parent's Last Balance Sheet") as of the Last Balance Sheet Date; and

                             (ii) Any and all other liabilities arising since
the Last Balance Sheet Date and prior to the Closing in the ordinary course of business which are not inconsistent with the representations and warranties of Parent or Merger-Sub or any other provision of this Agreement.

                         (b) Merger-Sub has no liability of any nature, accrued
or contingent, including, without limitation, liabilities for Taxes or liability to any customer or supplier.

                         (c) Without limiting the generality of Section 4.5(a):

                             (i)  Except as set forth on Schedule 4.5(c), Parent
(A) has paid all Taxes required to be paid on or prior to the date hereof (including, without limitation, payments of estimated

Taxes) for which Parent is liable, except for Taxes which are being contested in good faith and by appropriate proceedings or where failure to pay would not have a Material Adverse Effect on Parent, and (B) has timely filed (or timely filed an extension for and has or will file within such extension of time), all material federal, state, local, and foreign tax returns, reports, and forms with respect to such taxes required to be filed by Parent on or before the date hereof, which returns are true, correct, and complete in all material respects.

                             (ii) The amount set up as provisions for Taxes on
the Parent's Last Balance Sheet are sufficient for all material accrued and unpaid Taxes of Parent, whether or not due and payable and whether or not in dispute, under tax laws as in effect on the Last Balance Sheet Date, for the period ended on such date and for all periods prior thereto.

                         (d) Except as set forth on Schedule 4.5(d), there is no
material dispute or claim concerning any material liability for Taxes of Parent
(i) asserted by any taxing authority in writing and received by Parent, or (ii) as to which Parent has knowledge based upon personal contact with any agent of such authority.

                         (e) Schedule 4.5(e) lists all income tax returns filed
with respect to Parent for all taxable periods ended on or after December 31, 1997, including those Tax returns that have been audited, and indicates those income tax returns for which Parent has received written notification that such returns are currently the subject of audit. Parent shall have delivered to VSE and the Shareholders correct and complete copies of all federal income tax returns of Parent for taxable periods ended on or after December 31, 1997. Parent has not waived any statute of limitations with respect to income tax or agreed to any extension of time with respect to an income tax assessment or deficiency.

         Section 4.6     Compliance with Laws, Licenses and Permits.

         Parent has complied in all material respects with all Laws of all Governmental Entities and possesses all authorizations, licenses and permits necessary for the conduct of its businesses, and is not in default with respect to any order, writ, judgment, award, injunction or decree of any Governmental Entity or arbitration panel, applicable to its businesses or any of its assets, properties or operations except where such noncompliance or default would not have a Material Adverse Effect.

         Section 4.7     Intangibles.

         Parent has all right, title and interest in, or a valid and binding license to use all Intangibles which are individually or in the aggregate material to the conduct of the business of Parent. Parent is not in default (or with the giving of notice or lapse of time or both, would be in default) in any respect under any license to use such Intangibles, such Intangibles are not , to the knowledge of Parent, being infringed by any third party, and Parent, to its knowledge, is not infringing any Intangible of any third party.

         Section 4.8     Litigation and Claims.

         Except as set forth on Schedule 4.8, there are no claims, suits, actions or proceedings pending before any Governmental Entity or arbitration panel nor, to the knowledge of Parent or Merger-Sub, threatened against, relating to or affecting Parent or Merger-Sub; nor is Parent or Merger-Sub subject to any judgment, decree, order, injunction, writ or rule of any Governmental Entity or arbitration panel which could have a Material Adverse Effect.

         Section 4.9     Shares of Capital Stock.

         All of the Merger Consideration issued to the Shareholders pursuant to this Agreement, will be duly authorized and validly issued and shall, upon issuance, be fully paid and nonassessable.

         Section 4.10    Certificate of Incorporation and Bylaws.

         Parent and Merger-Sub shall have delivered to Shareholders certified copies of Parent's and Merger-Sub's Certificate of Incorporation and copies of the bylaws of Parent and Merger-Sub, which shall be in effect at the Closing, as well as all other relevant corporate documents.

         Section 4.11    Year 2000.

         The Information Technology owned, licensed, utilized and relied upon by Parent is Year 2000 Compliant. Merger-Sub does not own, license, utilize or rely upon any Information Technology.

         Section 4.12    Most Favored Nation Status.

         As of the date of this Agreement, neither Parent nor Merger-Sub has entered into any agreement to effect the acquisition of an Internet or computer software company (any such agreement an "Acquisition Agreement") the terms of which Acquisition Agreement (in the aggregate and in light of the size and circumstances of such acquisition) are more favorable in any material respect than the terms of this Agreement.

         Section 4.13    Required Consents.

         The execution and delivery of this Agreement by Parent and Merger-Sub does not, and the performance of this Agreement by Parent and Merger-Sub will not, require any consent, approval, authorization or permit of any Governmental Entity, if any, where the failure to obtain such consents, approvals, authorizations or permits, individually or in the aggregate, has not resulted and could not reasonably be expected to result in a Material Adverse Effect to Parent or Merger-Sub.

         Section 4.14    Certain Statutes.

         Parent and Merger-Sub have taken all appropriate and necessary actions to ensure that the merger of Parent with WDC Development, Inc., a Delaware corporation, which was consummated on April 28, 1999 is in full compliance with any and all applicable laws, including DGCL and Parent has obtained all necessary approvals required for such merger.

         Section 4.15    Bulletin Board.

         Parent's Common Stock is currently trading on the Over-the-Counter Bulletin Board (the "OTCBB") and an active market exists, and such trading is in full compliance with the applicable rules and regulations of the National Association of Securities Dealers, Inc. As of the last trading date prior to the date of the Agreement, the bid and asked price for such Common Stock was $17/8 and $21/8, respectively. As a requirement for maintaining the listing of its common stock on the OTCBB, Parent is required to file a registration statement under the Securities Exchange Act of 1934, as amended (the "Exchange Act") by March 1, 2000 and thereby become a reporting company under the Exchange Act. Parent shall use its reasonable best efforts to comply with such requirements.

         Section 4.16    Brokers and Finders.

         Neither Parent nor Merger-Sub has employed any broker, financial advisor or finder or incurred any liability for any broker, financial advisory or finders fee in connection with this Agreement or the transaction contemplated hereby.

V.       INTENTIONALLY OMITTED.

VI.      CONDITIONS TO OBLIGATIONS OF PARENT AND MERGER-SUB.

         The obligations of Parent and Merger-Sub under this Agreement are subject, at the option of Parent and Merger-Sub, to the following conditions:

         Section 6.1     Accuracy of Representations and Compliance With
                         Conditions.

         All representations and warranties of VSE and the Shareholders contained in this Agreement shall be accurate in all material respects as of the Closing as though such representations and warranties were then made in exactly the same language by VSE and the Shareholders and regardless of knowledge or lack thereof on the part of the Shareholders or changes beyond its control; as of the Closing, VSE and the Shareholders shall have performed and complied with all material covenants and agreements and satisfied all material conditions required to be performed and complied with by them at or before such time by this Agreement; and Parent shall have received a certificate executed by VSE and each of the Shareholders, dated the date of the Closing, to that effect.

         Section 6.2 Satisfactory Employment Agreements with certain of the Shareholders.

         Cheng and Yen shall each execute and deliver their respective Employment Agreements to Parent as of the Effective Time.

         Section 6.3     Opinion of Counsel.

         The Shareholders shall have delivered to Parent the opinion of Parker Chapin Flattau & Klimpl, LLP, special counsel to VSE, dated as of the Closing Date, in form and substance reasonably satisfactory to counsel for Parent.

         Section 6.4     Other Closing Documents.

         The Shareholders and VSE shall have delivered to Parent at or prior to the Closing such other documents as Parent may reasonably request in order to enable Parent to determine whether the conditions to its obligations under this Agreement have been met and otherwise to carry out the provisions of this Agreement.

         Section 6.5     Legal Action.

         There shall not have been instituted, or to the knowledge of VSE or the Shareholders threatened, any legal proceeding relating to, or seeking to prohibit or otherwise challenge the consummation of, the transactions contemplated by this Agreement, or to obtain substantial damages with respect thereto.

         Section 6.6     No Governmental Action.

         There shall not have been any action taken, or any law, rule, regulation, order, judgment, or decree proposed, promulgated, enacted, entered, enforced, or deemed applicable to the transactions contemplated by this Agreement by any Governmental Entity or by any court or other tribunal, including the entry of a preliminary or permanent injunction, which, in the reasonable judgment of Parent or Merger-Sub, (a) makes any of the transactions contemplated by this Agreement, illegal, (b) results in a material delay in the ability of Parent or Merger-Sub to consummate any of the transactions contemplated by this Agreement, (c) requires the divestiture by Parent of any of the Outstanding Securities or of a material portion of the business of either Parent and its subsidiaries taken as a whole, or of VSE, (d) imposes material limitations on the ability of Parent or Merger-Sub effectively to exercise full rights of ownership of such shares, or
(e) otherwise prohibits, restricts, or materially delays consummation of any of the transactions contemplated by this Agreement or impairs the contemplated benefits to Parent or Merger-Sub of any of the transactions contemplated by this Agreement.

         Section 6.7     Contractual Consents Needed.

         The Shareholders and VSE shall have obtained at or prior to the Closing all consents required for the consummation of the transactions contemplated by this Agreement from any party to any contract, agreement, instrument, lease, license, arrangement, or understanding to which any of them is a party, or to which any of them or any of their respective businesses, properties, or assets are subject.

         Section 6.8     Escrow Release.

         The Shareholders shall deliver to the Escrow Agent stock powers, executed in blank, relating to the Escrowed Shares.

VII.     CONDITIONS TO OBLIGATIONS OF THE SHAREHOLDERS AND VSE.

         The obligations of the Shareholders and VSE under this Agreement are subject, at the option of the Shareholders and VSE, to the following conditions:

         Section 7.1     Accuracy of Representations and Compliance With
                         Conditions.

         All representations and warranties of Parent and Merger-Sub contained in this Agreement shall be accurate in all material respects when made and, in addition, shall be accurate as of the Closing as though such representations and warranties were then made in exactly the same language by Parent and Merger-Sub and regardless of the knowledge or lack thereof on the part of Parent or Merger-Sub or changes beyond its control; as of the Closing, Parent and Merger-Sub shall have performed and complied with all material conditions required to be performed and complied with by it at or before such time by this Agreement, and the Shareholders shall have received a certificate executed an executive officer of Parent and Merger-Sub, dated the date of the Closing, to that effect.

         Section 7.2     Employment Agreements

         Parent shall execute and deliver the Cheng Employment Agreement and the Yen Employment Agreement to Cheng and Yen, respectively, as of the Effective Time.

         Section 7.3     Contractual Consents Needed.

         Parent and Merger-Sub shall have obtained at or prior to the Closing all consents required for the consummation of the transactions contemplated by this Agreement from any party to any contract, agreement, instrument, lease, license, arrangement, or understanding to which any of them is a party, or to which any of them or any of their respective businesses, properties, or assets are subject.

         Section 7.4     Other Closing Documents.

         Parent and Merger-Sub shall have delivered to the Shareholders at or prior to the Closing such other documents as the Shareholders may reasonably request in order to enable VSE and the

Shareholders to determine whether the conditions to their obligations under this Agreement have been met and otherwise to carry out the provisions of this Agreement.

         Section 7.5     Legal Action.

         There shall not have been instituted or threatened any legal proceeding relating to, or seeking to prohibit or otherwise challenge the consummation of, the transactions contemplated by this Agreement, or to obtain substantial damages with respect thereto.

         Section 7.6     No Governmental Action.

         There shall not have been any action taken, or any law, rule, regulation, order, judgment, or decree proposed, promulgated, enacted, entered, enforced, or deemed applicable to the transactions contemplated by this Agreement by any Governmental Entity or by any court or other tribunal, including the entry of a preliminary or permanent injunction, which, in the reasonable judgment of the Shareholders, (a) makes any of the transactions contemplated by this Agreement, illegal, (b) results in a material delay in the ability of the Shareholders to consummate any of the transactions contemplated by this Agreement, (c) requires the divestiture by the Shareholders of any of the shares or of a material portion of VSE, (d) imposes material limitations on the ability of the Shareholders effectively to exercise full rights of ownership of such shares, or (e) otherwise prohibits, restricts, or materially delays consummation of any of the transactions contemplated by this Agreement or impairs the contemplated benefits to the Shareholders of any of the transactions contemplated by this Agreement.

         Section 7.7     Opinion of Counsel.

         Parent shall have delivered to the Shareholders the opinion of Camhy Karlinsky & Stein LLP, general counsel to Parent, dated as of the Closing Date, in form and substance reasonably satisfactory to counsel for the Shareholders.

VIII.    POST-CLOSING COVENANTS.

         Section 8.1     Income and Franchise Taxes.

                         (a) Returns and Payments.

                             (i)  The Shareholders shall cause to be prepared,
consistent with past practice, and shall file or submit to Parent for filing, all required income and franchise tax returns of VSE for any period which ends on or before the Closing Date, for which tax returns are not required to have been filed as of the Closing Date. Parent shall cause VSE to timely pay to the appropriate taxing authority the tax shown on such tax return.

                             (ii) Parent shall cause to be prepared, consistent
with past practice, and timely file, all required tax returns of VSE for taxable periods ending after the Closing Date. Parent shall not amend or permit to be amended any tax return of VSE for any period ending on or before the Closing Date without the Shareholder's consent, except as may be required by law.

                         (b) Audits. Parent shall promptly notify the
Shareholders in writing upon receipt by Parent, or any affiliate of Parent (including VSE), of notice of any pending or threatened federal, state, local or foreign tax audit or assessment for which Parent may seek indemnification pursuant to the terms of Section 10.1. The Shareholders shall have the sole right to represent VSE's interests in any federal, state, local or foreign tax matter, including any audit or administrative or judicial proceeding or the filing of any amended return (a "Tax Matter"), involving a tax liability or potential tax liability for which Parent may seek indemnification pursuant to the terms of
Section 10.1, and to employ counsel of the Shareholders' choice and reasonably acceptable to Parent at the Shareholders' expense. Parent agrees that it will cooperate fully with Shareholders and its counsel (including, without limitation, executing and delivering applicable powers of attorney) in connection with the preparation or filing of any applicable tax return or the defense or compromise of any Tax Matter. The Shareholders will not concede the correctness of any part of any proposed adjustment pertaining to Taxes of VSE for which the Shareholders may be required to indemnify Parent and will not enter into any closing or compromise agreement with respect to any of the issues which form the basis for such proposed adjustment without the consent of Parent; provided, however, that if Parent fails to so consent, Parent may not thereafter seek indemnification for an amount in excess of the amount it would have been entitled to had it consented to such closing or compromise agreement.

                         (c) Cooperation. After the Closing Date, Parent and its
affiliates (including VSE) and the Shareholders shall make available to the other, as reasonably requested, all information, records and documents relating to the tax liabilities or potential tax liabilities of VSE or items of VSE that pass-through to the Shareholders for all periods ending prior to the Effective Time or relating to any Tax of VSE for which the Shareholders may be required to indemnify any Parent Indemnities (as defined below) and shall preserve all such information, records and documents until sixty (60) days after the expiration of any applicable statute of limitations (including any waiver or extension thereof). Prior to disposing of any such information, records or documents, Parent shall give the Shareholders at least thirty (30) days prior written notice and opportunity to take possession of such items.

IX.      FEES AND EXPENSES.

         Section 9.1     Expenses.

                         (a) Parent shall bear the expenses and fees of counsel
to VSE and the Shareholders and VSE's accountants incurred by the Company or the Shareholders in connection with the preparation, negotiation and execution of the Agreement, the Employment Agreements, the Escrow Agreement, and other transaction documents and consummation of the transactions contemplated hereby and thereby, and any and all such expenses shall be paid prior to or at Closing; provided, however, that Parent shall not be required to pay or be liable for any of such expenses and fees which exceed $25,000.

                         (b) Parent shall bear its own expenses and fees and
commissions (including, but not limited to, all compensation and expenses of counsel, consultants and accountants) incurred in connection with its preparation, negotiation and execution of the Agreement, the Employment Agreements and other transaction documents and consummation of the transactions contemplated hereby or thereby.

X.       INDEMNIFICATION; SURVIVAL; LIMITATIONS ON LIABILITY.

         Section 10.1    Indemnification.

                         (a) Subject to the terms and conditions set forth in
Section 10.3, each of the Shareholders, jointly and severally, agree to indemnify and hold harmless Parent and Merger-Sub, and their respective officers, directors, employees, counsel, and agents (collectively, the "Parent Indemnitees"), against and in respect of any and all claims, suits, actions, proceedings (formal or informal), investigations, judgments, deficiencies, damages, settlements, liabilities, and reasonable legal and other expenses related thereto (collectively, "Claims"), as and when incurred, arising out of or based upon any material breach of any representation, warranty, covenant, or agreement of each of the Shareholders contained in this Agreement.

                         (b) Subject to the provisions of Section 10.2(b),
Parent and Merger-Sub agree to indemnify and hold harmless each of the Shareholders and their employees, affiliates and agents (the "Seller Indemnitees") against and in respect of any and all Claims as and when incurred, arising out of or based upon any material breach of any representation, warranty, covenant or agreement of Parent and Merger-Sub contained in this Agreement.

                         (c) Each Indemnitee shall give the indemnifying party
prompt notice of any claim asserted or threatened against such Indemnitee on the basis of which such Indemnitee intends to seek indemnification (but the obligations of the indemnifying party shall not be conditioned upon receipt of such notice, except to the extent that the indemnifying party is actually prejudiced by the failure of the Indemnitee to give notice). The indemnifying party shall promptly assume and control the defense of any Indemnitee, with counsel reasonably satisfactory to such Indemnitee, and the fees and expenses of such counsel shall be at the sole cost and expense of the indemnifying party. Notwithstanding the foregoing, any Indemnitee shall be entitled, at his or its expense, to employ counsel separate from counsel for the indemnifying party and from any other party in such action, proceeding, or investigation. No Indemnitee may agree to a settlement of a claim without the prior written approval of the indemnifying party, which approval shall not be unreasonably withheld.

         Section 10.2    Survival; Limitations on Liability.

                         (a) Subject to the provisions of Section 10.2(b), the
covenants, agreements, representations, and warranties contained in or made pursuant to this Agreement shall survive the Closing.

                         (b) The liabilities and obligations of the parties
under this Agreement shall be subject to the following limitations:

                             (i)   No party shall have liability or obligation
with respect to any claim for a breach of a representation or warranty under this Agreement made after one (1) year from the Closing Date except for claims arising out of a breach of the representations as to tax liabilities under
Section 3.4 hereof, with respect to which the Shareholders shall remain liable until ninety (90) days after the expiration of the applicable statute of limitations relating to such potential liabilities; and

                             (ii)  No indemnifying party shall be liable to all
or any of its indemnitees under this Agreement unless the aggregate amount of any Claims which are covered by the indemnifying party's obligations under this Section (the "Covered Claims") exceed $25,000 (the "Basket") (except as set forth in Section 3.15 herein) and in such event the indemnifying party shall only be liable for Covered Claims in excess of the Basket; and

                             (iii) An indemnifying party shall only be liable
to its indemnitees under this Agreement for a maximum amount which, in the aggregate for all Covered Claims, shall not exceed $3,000,000 (the "Cap). With regard to the Shareholders, the Cap shall be applied to them as a whole.

                             (iv)  The parties hereby agree that any amount
required to be paid by the Shareholders hereunder in connection with any Covered Claims may be paid either in full or in part from the Merger Consideration received by the Shareholders. The Merger Consideration shall be valued at the fair market value of such shares as of the close of business on the last business day prior to when payment is required hereunder and any of such shares are to be tendered. Parent agrees that in the event that the fair market value for such Merger Consideration at the time of tender shall be less than the total amount owed by the Shareholders, the Shareholders may satisfy their entire obligation for all Covered Claims by tendering all of the Merger Consideration (net of any forfeitures) back to Parent.

                             (v)   Scott Appleby's indemnity hereunder shall be
limited to the amount of Merger Consideration received by Scott Appleby hereunder.

XI.      MISCELLANEOUS.

         Section 11.1    Further Actions.

         At any time and from time to time, each party agrees, at its or his expense, to take such actions and to execute and deliver such documents as may be reasonably necessary to effectuate the purposes of this Agreement.

         Section 11.2  Submission to Jurisdiction.

         Each of the parties hereto irrevocably submits to the jurisdiction of the courts of the State of New York, and of any federal court located in the State of New York, in connection with any action or proceeding arising out of or relating to, or a breach of, this Agreement, or of any document or instrument delivered pursuant to, in connection with, or simultaneously with this Agreement.

         Section 11.3  Merger; Modification.

         This Agreement, the Schedules and Exhibits attached hereto and the Employment Agreements set forth the entire understanding of the parties with respect to the subject matter hereof, supersede all existing agreements among them concerning such subject matter, and may be modified only by a written instrument duly executed by each party to be charged.

         Section 11.4    Notices.

         Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be mailed by certified mail, return receipt requested (or by the most nearly comparable method if mailed from or to a location outside of the United States) or by Federal Express, Express Mail, or similar overnight delivery or courier service or delivered in person or by telecopy, or similar telecommunications equipment against receipt to the party to whom it is to be given at the address of such party set forth in the preamble to this Agreement (or to such other address as the party shall have furnished in writing in accordance with the provisions of this Section 11.4). Any notice given to Parent or Merger-Sub (or VSE following the Closing) shall be addressed to the attention of Andrew P. Merkatz, President, and a copy of such notice (which copy shall not constitute notice) shall also be sent to Camhy Karlinsky & Stein LLP, 1740 Broadway, 16th Floor, New York, New York 10019-4315 Attention:
Eric M. Roth, Esq. A copy of any notice given to VSE (prior to the Closing) or the Shareholders (which copy shall not constitute notice) shall also be sent to Parker Chapin Flattau & Klimpl, LLP, 1211 Avenue of the Americas, 17th Floor, New York, NY 10036, Attention: Henry I. Rothman, Esq. Any notice or other communication given by certified mail (or by such comparable method) shall be deemed given at the time of certification thereof (or comparable act) except for a notice changing a party's address which will be deemed given at the time of receipt thereof. Any notice given by other means permitted by this Section 11.4 shall be deemed given at the time of receipt thereof.

         Section 11.5    Waiver.

         Any waiver by any party of a breach of any terms of this Agreement shall not operate as or be construed to be a waiver of any other breach of that term or of any breach of any other term of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions will not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing.

         Section 11.6    Assignment.

         This Agreement may not be assigned by any of the parties hereto and any attempted assignment of this Agreement shall be null and void ab initio.

         Section 11.7    No Third-Party Beneficiaries.

         This Agreement does not create, and shall not be construed as creating, any rights enforceable by any person not a party to this Agreement (except as provided in Section 11.6).

         Section 11.8    Separability.

         If any provision of this Agreement is invalid, illegal, or unenforceable, the balance of this Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.

         Section 11.9    Headings.

         The headings in this Agreement are solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

         Section 11.10   Counterparts; Governing Law.

         This Agreement may be executed in any number of counterparts (and by facsimile), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. It shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to the rules governing the conflict of laws, that would defer to the substantive laws of another jurisdiction.

            [The remainder of this page is intentionally left blank.]

                  IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

                                PREDICT IT, INC.

                                By:
                                   ----------------------------------------
                                Name:
                                Title:

                                PII ACQUISITION CORP.

                                By:
                                   ----------------------------------------
                                Name:
                                Title:

                                VIRTUAL STOCK EXCHANGE, INC.

                                By:
                                   ----------------------------------------
                                Name:
                                Title:



                                -------------------------------------------
                                Gary Cheng



                                -------------------------------------------
                                Howard Yen



                                -------------------------------------------
                                Scott Appleby